      Exhibit 99.1

INSY 3Q17 Earnings Call

CEO / CFO Script

OPERATOR:

Good morning, ladies and gentlemen, and welcome to the INSYS Therapeutics Third Quarter 2017 Results Conference Call. [Operator Instructions] As a reminder, this conference is being recorded. I will now turn the call over to Jackie Marcus at the Alpha IR Group. Please go ahead, Jackie.

Alpha IR [SLIDE 2]

Thank you, [Operator]. Welcome to the INSYS Therapeutics Third Quarter 2017 Earnings Call. With me on today’s call are President and Chief Executive Officer Saeed Motahari; Chief Financial Officer Andrew Long; and Steve Sherman, Senior Vice President of Regulatory Affairs.

This morning, the company issued a press release detailing financial results for the third quarter ended September 30, 2017. We also published a set of supplemental slides to accompany the remarks made on today’s conference call. You can access both the release and the slides through the INVESTORS section of the company’s website. You can also access a webcast replay of this call later today from there.

Before we get started, I would like to remind everyone that all statements made on today’s conference call that express a belief, expectation, projection, forecast, anticipation or intent regarding future events and the company’s future performance are considered forward-looking statements as defined by the Private Securities Litigation Reform Act. These forward-looking statements are based on information available to company management as of today and involve risks and uncertainties, including those noted in this morning’s press release and the company’s filings with the SEC. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those projected in the forward-looking statements. INSYS Therapeutics specifically disclaims any intent or obligation to update these forward-looking statements, except as required by law.

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the company’s definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to the earnings release.

And with that, I’ll turn the call over to the company’s president and chief executive officer, Saeed Motahari.

[Preceding Remarks Timed at 03:00]

Saeed Motahari

Thank you, Jackie, and thank you all for joining our third quarter 2017 earnings call. Before I discuss our performance in the third quarter, I would like to take a few moments up front to address recent developments. Earlier this year, INSYS took serious and strategic steps to improve and restore trust with key stakeholders, including patients, clinicians, business partners and investors. These steps included strengthening the leadership team, rebuilding the commercial organization, enhancing our culture of

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compliance, and focusing our R&D efforts on a robust new product pipeline that is poised to deliver one NDA per year for the next 5 years. As you saw a few days ago, the company’s founder, Dr. John Kapoor, and fellow board member, Patrick Fourteau, submitted their resignations, which the company accepted. Dr. Kapoor will step away from the company to focus on his personal situation. He leaves the Board knowing that we have built a strong scientific skill set within our R&D organization that is more than capable of delivering on our robust new product efforts. As we rebuild the Board, our new management team firmly believes in the mission of INSYS—to serve patients; and we are committed to moving forward as a leading specialty pharmaceutical company focused on cannabinoids and novel drug delivery systems that address unmet patient needs.

Turning to the original intent of this call, I will begin with some highlights on our quarterly performance, then Andy will review our financial results for the quarter. I will conclude with an update on our progress against the company’s strategic initiatives and priorities. After that, we’ll take your questions. Let’s start on slide 3.

[Preceding Remarks Timed at 01:30]

SLIDE 3

The organization made great progress in Q3 as we continued to execute against our strategic objectives and invest in our future, both of which are focused on diversifying and expanding our long-term opportunities. We have a tremendous platform here, and I’m very proud of how quickly our new team has come together and how hard we are all working to put legacy issues behind us as we continue to transform this company. Our current products and pipeline offer some wonderful opportunities to help fulfill significant unmet needs for patients with a variety of illnesses, many of which are orphan diseases. These include patients who require supportive or palliative care as they battle cancer or AIDS, those with neurological diseases such as refractory pediatric epilepsy, or genetic conditions like Prader-Willi.

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They also include treatments for severe allergic reactions, anorexia in cancer patients, as well as drugs that can help with opioid overdose or addiction and dependence. Again, these are important treatments for patients with serious needs, and I’m excited to be leading a company that can make a positive difference in the lives of these patients and their families.

In terms of our execution during the third quarter, we had a number of significant developments.

•

First, we launched our second commercial product, SYNDROS (dronabinol) oral solution. SYNDROS is the first and only FDA-approved liquid dronabinol, and has two indications: anorexia associated with weight loss in patients with AIDS, and nausea and vomiting associated with chemotherapy in cancer patients who have failed to respond adequately to conventional antiemetic treatments.

•

Next, we made a number of strides to advance several other opportunities within our pipeline, the highlight of which was the filing of an NDA for buprenorphine sublingual spray in September. More recently, we concluded a seven-day safety study of a buprenorphine sublingual spray drug candidate. The data from this study with 100 patients will supplement our NDA filing in early Q1 of 2018.

•

Other pipeline progress included the completion of a pharmacokinetics study of our unique intranasal naloxone spray formulation, and the extension of ‘Compassionate Use’ studies of cannabidiol (or CBD) for refractory pediatric epilepsy. So as you can see, we remain very committed to driving our R&D function and are very excited about the breadth of opportunities we have to help patients with serious needs.

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•	We also continued to solidify the foundation of SUBSYS through new and expanded relationships to increase managed care access with Pharmacy Benefit Managers and other major accounts.
•

Lastly, we are in the process of finalizing a $14 million investment in our manufacturing facility in Round Rock, Texas, which includes a renovation of the existing facility as well as an expansion to further support our ability to ensure a safe, secure and reliable source for synthetic cannabinoids.

•	I’ll talk more about each of these developments later in the call.

When I joined INSYS earlier this year, one of my main priorities was to bring top talent to the company to further drive operational excellence. As part of that initiative, Andy Long has joined our team as Chief Financial Officer, and we also hired our first ever Corporate Communications leader. With these new additions, as well as those I outlined for you in the second quarter call, I can now say that the vast majority of our management is new to INSYS within the last year, and I believe we have the right people in place to help us execute against our strategic priorities.

Before I provide a deeper dive into our progress against our strategic priorities, I would like to turn the call over to Andy, who will talk through our financial performance during the third quarter. As a reminder, Andy brings an extensive and diverse background to INSYS that includes three decades of experience in the life sciences, bio-pharma and industrial sectors. Andy?

[Preceding Remarks Timed at 04:00]

SLIDE 4

Andy Long

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Thank you, Saeed, and good morning, everyone. Slide 4 provides a visual review of our key financial highlights.

Before we begin our discussion of the operating factors that drove our Q3 performance, let’s start with the $150 million charge we booked in Q3 associated with the DOJ investigation that we announced earlier this week.  Put simply, we were required to book this reserve based upon our assessment under Generally Accepted Accounting Principles.  This amount represents our best estimate of the minimum liability we expect to pay over a period of 5 years in order to resolve this matter. I want to be clear that we do not currently have a deal with the DOJ, and that there is no guarantee of a deal. While we can’t predict the timing or outcome of this investigation at present, if the final settlement were to come in around this amount and payment period, based on our current expectations, we believe it would enable us to meet our cash flow needs without needing to raise capital for this issue. We will continue to cooperate with the DOJ’s investigation and are working diligently to put this matter behind the company as soon as possible.

Alright, so let’s talk about how the company performed financially in the third quarter. Starting at the top of the P&L, we reported gross revenue of $48.9 million, which resulted in net revenue of $30.7 million, down 46.9% from the prior year. Our gross-to-net revenue was down in comparison to previous quarters in 2017, primarily due to increased product returns from the field, as our channel partners and wholesalers rebalanced their inventory and worked though expiration issues in light of declining volume. I estimate that this unfavorably impacted Q3 net revenue by approximately $5 million. We believe this is likely a one-time occurrence as the situation appears to have normalized based on quarter-to-date returns data through October. The decline in gross revenue was primarily related to the lower number of prescriptions for SUBSYS, which were down along with the overall decline in the market for TIRF

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products. Partially offsetting this decline was revenue from our recently launched new product, SYNDROS, which generated roughly $700,000 in its first 2 months on the market. This was in line with our internal expectations and favorable when compared to recent launches of six other CII products.

Turning to gross margin, we reported 75.6% for the third quarter, down from 91.9% in 2016’s third quarter. This decline was primarily driven by two factors: the higher level of product returns that I just mentioned; as well as an increase in our inventory reserves of approximately $3.5 million, which was largely due to product approaching its expiration date. Adjusting for these 2 items would result in gross margins that are more in-line with historical performance. We believe that our production schedule is now better aligned with demand, and as a result, we expect this activity to normalize as we move into 2018.

Total Sales and Marketing costs for the quarter were $12.8 million, down from $16.7 million in the third quarter of 2016, primarily as a result of managing expenses in line with lower revenue, which was partially offset by costs associated with the launch of our new product, SYNDROS.

Research and Development investment was $19.6 million, up from $16.5 million in the prior year period. The uptick this quarter was driven by investments in the company’s growing pipeline, and included payment of a $2 million PDUFA fee associated with the NDA filing for buprenorphine in September 2017.

G&A expense was $15.7 million, down from $17.7 million in the third quarter of 2016. The decline was driven by a large stock compensation charge taken in third quarter of 2016, coupled with a slight reduction in outside legal expenses compared to last year.

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We recorded a tax benefit of $9.0 million this quarter, compared to a tax benefit of $400,000 this time last year. None of this tax benefit is attributable to the liability associated with the DOJ settlement estimate, because at this time, we do not have enough information to take a position on the tax deductibility of this charge.

Moving to the bottom of the income statement, our total Adjusted EBITDA for the third quarter was negative $18.4 million, down from a positive $12.2 million a year ago. This was driven by lower revenue, which more than offset the $2.7 million reduction in total operating expenses year-over-year.

Turning briefly to the balance sheet, we remain debt free with $177.2 million in cash, cash equivalents, and short- and long-term investments. Sequentially, cash was reduced by almost $26 million compared to the second quarter of this year. Three major components account for this reduction: (1) on-going operating activities of approximately $4.5 million; (2) capital expenditures of $4.2 million, which are expected to slow down as we complete our investment in our Round Rock manufacturing capabilities; and (3) the one-time payments associated with our NDA filing, as well as payment of previously resolved legal claims.

In summary, in my first few months as CFO of INSYS, I am extremely impressed by the professionalism and commitment to excellence across the organization, and I look forward to being a part of the transformation and future success of the company. I expect my financial team to become a source of strength for the company, partnering with business leaders to drive top-line growth, and to identify opportunities to increase efficiencies and manage costs prudently moving forward.

With that, I will turn the call back over to Saeed. Saeed?

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[Preceding Remarks Timed at 06:00]

SLIDES 5

Saeed Motahari

Thank you, Andy.

Since our last call, our focus on our strategic priorities remains the same, and our progress to date confirms that we’re headed in the right direction. Slide 5 of the presentation provides a visual reminder of these priorities: (1) the resolution of our outstanding governmental investigations and the rebuilding of our corporate reputation; (2) stabilizing the performance of SUBSYS and launching SYNDROS; (3) the advancement of our pipeline of product candidates; and (4) further investment to strengthen the foundation and capabilities of the organization. I’ll now talk through each of these strategic priorities in more depth.

First, with respect to the Department of Justice investigation and individual state lawsuits, we continue to work closely and cooperate with all legal authorities, and look forward to resolving these issues. As Andy mentioned, we have reserved $150 million expected to be paid over 5 years. Once again, the timing of these resolutions remains out of our control, and thus we are unable to provide any further information or answer any questions on a timeline or details.

What I will highlight is a number of investments and initiatives that we have put in place over the last several quarters to make sure that we are building a world-class foundation at INSYS. This includes new training and compliance programs, which were driven by an independent, global consulting firm, that completed a gap assessment across all of our protocols and helped us design a best-in-class approach

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for both today and tomorrow. Again, the large majority of our staff is new and have great industry experience that they are also leveraging to improve our systems and procedures even further.

Turning to our two commercialized products, SYNDROS and SUBSYS have significant potential, and we believe the stabilization and long-term growth of these products is core to our future. With respect to SYNDROS, we have taken a pragmatic and thoughtful approach to the selection of prescriber targets in our launch strategy, ensuring we are approaching the right patient and prescriber population. Despite this somewhat conservative approach, SYNDROS is tracking right in line with our expectations and similarly compared to other CII product launches. Operationally, we are leveraging our existing commercial infrastructure to keep marketing costs for SYNDROS well below the norm. Furthermore, we recently enhanced our retail distribution network by securing an agreement with one of the largest suppliers in the U.S., which will allow more cancer and AIDS patients seeking an alternative medication to access our product for the approved indications. We continue to have multiple conversations with other managed care providers, and have received positive anecdotal feedback from patients and prescribers that our product works well. SYNDROS is providing critical relief to patients when they need it most.

Turning for a moment to our original product, SUBSYS is the first and only fentanyl sublingual spray for breakthrough cancer pain in adult opioid-tolerant patients. The product remains an important component of our business despite the overall decline in the TIRF product market. As I alluded to in our second quarter call, the third quarter started out soft in July and got marginally better over the next two months. Notably, the first few weeks of October went well, and we continue to execute against several initiatives designed to stabilize revenue for SUBSYS in 2018.

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Last quarter, I also told you about a number of managed care wins, and I’m happy to report that we are process of securing more this quarter. Starting in January, we will have improved positioning for SUBSYS with two of the largest PBMs, which should improve patient access.

Ensuring that patients have consistent and affordable access to SUBSYS is a top priority for us, as the cancer population remains highly underserved with appropriate pain management medications. SUBSYS has had a profound effect on the quality of life for thousands of patients, and we believe our product is safe and effective when administered properly.

SLIDE 6

Moving to our pipeline developments on Slide 6, I am especially proud of our progress to date. While we have many opportunities, I want to update you on our primary areas of focus for the remainder of 2017.

In the past few weeks, we announced a number of significant accomplishments, the first being the filing of an NDA for a novel formulation of Buprenorphine as a sublingual spray for the management of moderate-to-severe acute pain. We made this filing a month ahead of our internal schedule, and it aligns with our commitment to file one NDA every year for the next five years. We believe that buprenorphine sublingual spray represents a promising new treatment option as it is an alternative to the use of traditional Schedule II opioids used to treat moderate-to-severe acute pain. As a Schedule III partial mu-opioid agonist, it is believed that buprenorphine has less abuse potential than other opioids frequently used in this indication and is thought to have a ceiling effect for respiratory depression.

Second, in early October we announced the completion of our PK study of an intranasal naloxone spray for the treatment of opioid overdose. Pending a successful NDA filing in 2018 and subsequent FDA

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approval, our intention is to launch our intranasal naloxone spray at an affordable price thereby underlining our commitment to being a part of the solution to the opioid epidemic.

Third, we extended our compassionate use studies of the oral formulation of cannabidiol (CBD) for the treatment of refractory pediatric epilepsy. INSYS is a scientific pioneer in this emerging area of medicine, and the extension of this study will allow patients continued access to CBD to help better control their seizures with minimal side effects, and overall improving their quality of life. These three events represent important milestones for our company, and I look forward to updating you on our additional progress in the coming quarters.

The use of synthetic cannabinoids for medical research to ultimately improve the quality of life for patients suffering from various diseases and conditions represents a tremendous opportunity of unrealized indications. For the remainder of 2017, we are keenly focused on cannabinoids for a few indications in particular. We are initiating a proof-of-concept study for childhood absence epilepsy utilizing cannabidiol. In addition, we are initiating a phase three program late in Q4 of this year for infantile spasms utilizing cannabidiol; and finally, we will initiate a phase three study in late 2017 for a label expansion of SYNDROS to include anorexia in cancer patients.

Our other primary focus in the fourth quarter is the further development of our epinephrine nasal spray technology. We submitted an Investigational New Drug application in early October, and are planning a proof-of-concept study in healthy volunteers with induced seasonal allergies in the coming weeks.

We are excited about these opportunities, and believe there is tremendous potential for us to expand the capabilities of CBD and our nasal spray technology, particularly in these disease categories.

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Moving on, our fourth objective is to strengthen the foundation and execution of the organization. When I joined INSYS earlier this year, one of my first objectives as we’ve discussed was to further build our capabilities. This includes not only our commercial and R&D organizations, but also our manufacturing capabilities in Round Rock, Texas. This facility provides us with the security and stability to produce our own source of synthetic cannabinoids for additional research, in addition to better controlling the supply chain.

In Round Rock, we have undertaken two significant projects to further advance this component of our strategic priorities for a total investment of $14 million. The first was a $7.8 million, 30,000 square foot expansion of the facility that will allow for the manufacturing of inhalation, sublingual, nasal and oral formulations, as well as finished and in-process product storage capabilities. We submitted our request for a controlled substance storage authorization from the DEA in October, and hope to begin production soon.

Second, we are in the process of a $6.4 million, 53,000 square foot renovation of the existing facility which includes an upgrade to meet cGMP standards for commercial manufacturing, an additional reactor room, and research and development expansion so we can scale up operations as needed. We expect most of this renovation to be completed in November, with validation of cGMP operations in December of this year. This facility will be a distinct competitive advantage for us when it is complete, as we will be one of the only companies in the United States that can fully develop synthetic cannabinoid products at large scale. Further, it will allow us to continue to pursue partnership opportunities with supportive institutions, including academia and the scientific community, all of whom are currently looking to further the science of cannabinoids.

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So, to conclude, we continued to invest in our people, our pipeline, our culture of compliance, and our manufacturing capability this quarter. We are radically transforming this company and as I look toward 2018, I am encouraged by our progress and the opportunity that each and every one of us has to significantly improve the lives of patients. And with that, operator, please open the line for questions.

[Preceding Remarks Timed at 11:00]

[Following conclusion of Q&A]

Saeed Motahari

Thank you all again for joining us today. As you can tell, all of us are pleased with our progress to date against our initiatives to build a better Insys through a strong product portfolio and robust pipeline. We have much more to accomplish and look forward to updating you on our progress early next year.

Preceding Remarks Timed at 00:30

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